EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Airgas, Inc.:

We consent to the use of our report dated May 27, 2010, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2010 and 2009, the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2010, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania

May 27, 2010